EXHIBIT 99.1

MGP Ingredients Board Declares Dividend

ATCHISON, Kan., March 2, 2012 (GLOBE NEWSWIRE) -- The Board of Directors of MGP Ingredients, Inc. (Nasdaq:MGPI) yesterday declared a dividend of 5 cents ($0.05) per share on the company's common stock. The dividend is payable on April 19, 2012, to stockholders of record as of March 22, 2012.

"The authorization of a dividend at this time is reflective of MGPI's strong balance sheet and the board's continued confidence in the company's strategic business initiatives and growth opportunities," said Board Chairman John Speirs. "Much has been achieved by the company in advancing foundational excellence across all facets of the organization. This gives MGPI a solid base for delivering high value products to a core group of customers in the branded consumer packaged goods industry. Similar to this dividend declaration, any future dividends will be determined by the board based on the company's financial condition."

About MGP Ingredients, Inc.

In business since 1941, MGP Ingredients, Inc. has pioneered food science innovation and the production of value-added, grain-based starches, proteins and food-grade alcohol products for the branded packaged goods industry. The Company's facilities in Atchison, Kan., Onaga, Kan, and at its newest site located in the adjoining towns of Lawrenceburg and Greendale, Ind., are dedicated to utilizing the latest technologies to assure the highest quality products and superior customer service. For more information, visit www.mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) the inability to obtain required regulatory approvals and consents to complete the distillery asset purchase, including, without limitation, the governmental approvals relating to the alcohol industry sectors represented by the assets being acquired from LDI, (ii) the inability to effectively operate and integrate the LDI distillery assets on an operationally successful and profitable basis, (iii) challenges in selling sufficient output from the facility on a profitable basis, (iv) the availability and cost of grain and transportation thereof to the Lawrenceburg facilities, and fluctuations in energy costs, (v) unexpected capital and operating costs associated with the LDI operation, (vi) the effectiveness of our hedging strategy, (vii) the competitive environment and related market conditions, (vii) our ability to realize operating efficiencies, (ix) and actions of governments. For further information on these and other risks and uncertainties that may affect the Company's business, see Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

CONTACT: Marta Myers
         913-367-1480